                                                                    EXHIBIT 23.3

                             [The NPD Group Logo]

                                                           January 7, 1998



Happy Kids Inc.
Suite 1100, 100 West 33rd Street
New York, New York 10001

The undersigned hereby expresses written consent to Happy Kids Inc. for use of The NPD Group's name and children's apparel industry data in the Happy Kids Inc. Registration Statement as detailed in EXHIBIT 1.

                                                           1/8/98
                                                         _________
                                                         Date
/s/ Peter Simon
______________________
Signature

Exhibit 1

The domestic children's apparel industry has increased in market size from $24.7 billion in 1994 to $26.9 billion in 1996, a 4.4% annual increase, as measured by The NPD Group, an industry trade group. According to Children's Business, for 1996, the top ten childrenswear retailers, consisting of WalMart, KMart, J.C. Penney (including the J.C. Penney catalog), Sears, Federated Department Stores, Target, Kids R Us, Mervyns, May Company and TJX Company, accounted for 56.4% of the market. The U.S. Census Bureau reports that the population of children under 13 years of age had been growing steadily from 1975 through 1997, from 45.9 million to 50.3 million, and is expected to remain relatively flat through 2010, growing slightly to 51.5 million.